EXHIBIT 99.1

Kulicke & Soffa Announces Offering of Convertible Subordinated Notes

Willow Grove, PA—June 23, 2004–Kulicke and Soffa Industries, Inc. (Nasdaq: KLIC) (the “Company”) today announced its intention to offer, subject to market and other conditions, $65 million aggregate principal amount of convertible subordinated notes due 2010 through a private placement to certain qualified institutional investors. The Company also intends to grant the initial purchaser of the notes an option to purchase up to an additional $10 million aggregate principal amount of the notes.

The Company intends to use the net proceeds of the notes to retire a portion of its outstanding debt securities.

The notes and the common stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offer of the securities will be made only by means of a private offering memorandum.